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                                                                    EXHIBIT 99.1



             YES! ENTERTAINMENT CORPORATION ANNOUNCES SUPERSEDING
                               PRIVATE PLACEMENT


     PLEASANTON, CALIFORNIA, MARCH 24, 1997 -- YES! ENTERTAINMENT CORPORATION (Nasdaq NM Symbol: YESS) today announced that it has entered into an agreement superseding the private placement to certain institutional buyers completed January 28, 1997 in which it raised $10 million through the sale of 5% convertible subordinated debentures and 300,000 warrants. The parties agreed to supersede the transaction with the issuance by the Company of convertible subordinated debentures in the principal amount of approximately $1,567,000, 85,000 shares of convertible preferred stock at a per share price of $100 and 300,000 warrants. The debentures are convertible into common stock at variable prices depending on market conditions, the convertible preferred stock is convertible into common stock and pays a cumulative dividend at a rate of 6-1/2% per annum, and the warrants are exercisable for common stock.

     The direct investment was made in January 1997 with funds advised by Brown Simpson LLC, a New York based fund advisory and capital management firm. Pennsylvania Merchant Group acted as placement agent for the company.

     The direct investment of the debentures and warrants has not been registered under the Securities of Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registrations. However, the company is obligated to file a registration statement for the sale of the Common Stock underlying the debentures, the preferred stock and the warrants.

     YES! Entertainment Corporation develops, manufactures and markets toys and other entertainment products, including a variety of interactive products. YES! uses innovative technology to design products that are fun for children and build on their natural creativity.

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